Exhibit 99.(m)

EIP INVESTMENT TRUST

EIP ENERGY GROWTH AND INCOME FUND

INVESTOR CLASS DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

This Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by EIP Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of its series EIP Energy Growth and Income Fund (the “Fund”), solely with respect to the Fund’s Investor Class shares. The Plan has been approved by the Trust’s Board of Trustees, including all of the Trustees who are not interested persons of the Trust or Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval by the Board of Trustees included a determination, in the exercise of the Trustees’ reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF INVESTOR CLASS SHARES AND FOR SHAREHOLDER SERVICES

The Fund will pay to its distributor, Foreside Fund Services, LLC (the “Distributor”), or to Energy Income Partners, LLC, the Fund’s investment adviser (the “Adviser”), an annual fee equal to 0.25% of the average daily net assets of Investor Class shares of the Fund. The Distributor or the Adviser, as the case may be, may use these fees to compensate any person (including the Distributor and the Adviser) for services or expenses incurred that are primarily intended to result in the sale of Investor Class shares of the Fund, including, but not limited to, (i) compensation to selling firms and others (including affiliates of the Distributor or Adviser) that engage in or support the sale of Investor Class shares of the Fund; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Investor Class shares of the Fund. These fees may also be used to compensate selling firms for providing personal and account maintenance services to shareholders of Investor Class shares. Payment of these fees shall be made monthly promptly following the close of the month.

2.	RULE 12B-1 AGREEMENTS

All agreements with any person relating to the implementation of this Plan shall be in writing (each, a “Rule 12b-1 Agreement”), and each Rule 12b-1 Agreement shall provide:

(a)	that the agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Investor Class shares of the Fund, on not more than 60 days’ written notice to the other party; and

(b)	that the agreement shall terminate automatically in the event of its assignment.

A Form of Rule 12b-1 Agreement is attached hereto as Appendix A.

3.	QUARTERLY REPORTS

The Distributor and/or the Adviser (as the case may be) shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

4.	EFFECTIVE DATE, DURATION, AND TERMINATION OF THE PLAN

(a)	Effective Date. This Plan shall become effective as of the date that the Fund first makes a public offering of its Investor Class shares, provided that the Plan has first been approved, together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust, and (ii) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan.

(b)	Duration. The Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by votes of the majority of both (i) the Trustees of the Trust, and (ii) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting such continuance.

(c)	Termination. This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Investor Class shares of the Fund.

5.	SELECTION OF INDEPENDENT TRUSTEES

While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Independent Trustees.

6.	AMENDMENTS

This Plan may not be amended to increase materially the amount of distribution expenses with respect to the Fund permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Investor Class shares of the Fund. In addition, all material amendments to this Plan with respect to the Fund shall be approved by votes of the majority of both (i) the Trustees of the Trust, and (ii) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the amendment.

7.	RECORDKEEPING

The Trust shall preserve copies of this Plan and any related agreements (including any Rule 12b-1 Agreements) for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 3 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

8.	MEANINGS OF CERTAIN TERMS

As used in this Plan,

(a)	the terms “assignment” and “interested person” have their respective meanings specified in the Act and the Rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission; and

(b)	the term “majority of the outstanding Investor Class shares of the Fund” means the affirmative vote, at a duly called and held meeting of the Fund’s Investor Class shareholders, (i) of the holders of 67% or more of the Fund’s Investor Class shares present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Investor Class shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding Investor Class shares of the Fund entitled to vote at such meeting, whichever is less.

9	LIMITATION ON LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to the Trustees or shareholders.

Appendix A

Rule 12b-1 Related Agreement

_______________, 20__

[Dealer or Service Provider]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted by EIP Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, EIP Energy Growth and Income Fund (the “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Trust’s Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

1.          To the extent you provide services to the Fund’s Investor Class shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority, Inc.

2.          You shall furnish us with such information as shall reasonably be requested either by the Board of Trustees or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.          We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.          This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of the Fund’s Investor Class shareholders, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Fund and us and shall terminate immediately in the event of its assignment (as defined in the Act). This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.          This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

EIP INVESTMENT TRUST

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name:
Title:

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:
(Name and Title)

Schedule A

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Annual fee of 0.25% of the average daily net assets of the Investor Class shares of the EIP Energy Growth and Income Fund which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

Foreside Fund Services, LLC shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and we shall pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.